Applebee's International, Inc.
                                FlexPerx Program


         Applebee's International, Inc. (the "Company") has adopted the FlexPerx Program ("FlexPerx") for certain of the Company's officers. FlexPerx is a program whereby cash benefit awards, in addition to other compensation, are granted to certain Company officers on a calendar year basis, based upon each such officer's scope of employment responsibility.

         The purpose of FlexPerx is to promote health and foster a balanced lifestyle. FlexPerx benefits may be used for any purpose, at the sole discretion of the officer receiving the benefit. Examples include, but are not limited to, health expenses, financial planning expenses, home security and maintenance expenses, other perquisites and charitable donations.

         FlexPerx benefits are paid directly to qualifying officers once each year during the first full pay period of December, provided however that the proposed recipient of such benefit must be employed by the Company on the payment date (except in the case of retirement described below) and must have previously completed a FlexPerx compliant comprehensive medical examination by November 30th of the year of the award. There are four officer groups with varying benefit levels under FlexPerx: (i) the Chief Executive Officer is eligible to receive a benefit of $13,500; (ii) Senior Team members, as designated from time to time, are eligible to receive $8,500; (iii) Executive Vice Presidents and Senior Vice Presidents are eligible to receive $6,000; and
(iv) Vice Presidents are eligible to receive $3,500. Any FlexPerx benefits paid to an officer is taxable to such officer and will be subject to any applicable withholding tax.

         In any given year, if an officer becomes newly eligible to receive a FlexPerx benefit or if a previously eligible officer qualifies for a different benefit level, the applicable benefit amount will be prorated for the remaining portion of the calendar year to reflect such change. If an officer retires in accordance with the Company's Executive Retirement Plan, such officer will remain eligible to receive a full FlexPerx benefit for the calendar year during which retirement occurs.